Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PRUDENTIAL FINANCIAL, INC.

FIRST: The name of the Corporation is Prudential Financial, Inc. (hereinafter the “Corporation”).

SECOND: The address of the current registered office of the Corporation in the State of New Jersey is 751 Broad Street, in the City of Newark, County of Essex, 07102. The name of its current registered agent at that address is Margaret M. Foran.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act (the “BCA”).

FOURTH: The total number of shares of all classes which the Corporation has authority to issue is 1,510,000,000 of which 1,500,000,000 shall be designated as “Common Stock”, having a par value of one cent ($.01), and 10,000,000 shall be designated as “Preferred Stock”, having a par value of one cent ($.01). The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class of stock are as follows:

(a) Preferred Stock. The board of directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the BCA, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption or purchase at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the liquidation of, or upon any distribution of the assets of, the Corporation; (iv) entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of the class or series and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of such fund; (v) subject to terms dependent upon facts ascertainable outside the resolution or resolutions providing for the issuance of such class or series adopted by the Board of Directors, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series is clearly and expressly set forth in the resolution(s) providing for the issuance of such class or series by the Board of Directors; or (vi) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. The Board of Directors shall have the authority to change the designation or number of shares, or the relative rights, preferences and limitations of the shares, of any theretofore established class or series no shares of which have been issued.

(b) Common Stock. The Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by law, including, but not limited to, the following rights and privileges:

1. Dividends.

Subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article FOURTH, the holders of the Common Stock shall be entitled to receive dividends on their shares of Common Stock if, as and when declared by the Board of Directors out of legally available funds for the payment of dividends under the BCA.

2. Voting Rights.

At every meeting of shareholders, the holders of Common Stock shall vote as a single class on all matters as to which common shareholders generally are entitled to vote. Holders of Common Stock shall be entitled to one vote per share of Common Stock held.

3. Liquidation Rights.

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of Common Stock shall be entitled to receive in respect of shares of Common Stock the net assets of the Corporation, if any, remaining for distribution to shareholders after payment of or provision for all liabilities, including contingent liabilities, of the Corporation and payment of the liquidation preference payable to any holders of the Corporation’s Preferred Stock, if any such Preferred Stock are outstanding. Neither the merger nor consolidation of the Corporation with any other entity, nor a sale, transfer or lease of all or any part of the assets of the Corporation, would, alone, be deemed a liquidation, dissolution or winding-up for purposes of this Section (b)3 of Article FOURTH.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided in the BCA or this Amended and Restated Certificate of Incorporation.

(b) The number of directors constituting the current Board of Directors of the Corporation, which directors shall serve until their successors are elected and qualified, is 12 and the names and addresses of persons serving as such directors are as set forth below:

Name	Address
John R. Strangfeld	c/o Prudential Financial, Inc. 751 Broad Street Newark, New Jersey 07102
Thomas J. Baltimore	”
Gordon M. Bethune	”
Gilbert F. Casellas	”
James G. Cullen	”
Mark B. Grier	”
Constance J. Horner	”
Martina Hund-Mejean	”
Karl J. Krapek	”
Christine A. Poon	”
Douglas A. Scovanner	”
James A. Unruh	”

The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation.

(c) The election of directors need not be by written ballot unless the By-Laws so provide. At each annual meeting of shareholders, all directors shall be elected for terms expiring at the next annual meeting of shareholders and until such directors’ successors shall have been elected and qualified. Except as otherwise required by law and subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any director or the entire Board of Directors may be removed from office at any time, with or without cause, by the affirmative vote of a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote for the election of directors.

(d) Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors, however resulting, shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, unless otherwise required by law. Any director elected in accordance with the preceding sentence shall hold office until the next succeeding annual meeting of shareholders and until his or her successor shall have been elected and qualified, including in the circumstances where such director’s predecessor was elected to a longer term. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(e) In the event that the holders of any class or series of Preferred Stock of the Corporation shall be entitled, voting separately as a class or series, to elect any directors of the Corporation, then the number of directors that may be elected by such holders shall be in addition to the number fixed pursuant to the By-Laws and, except as otherwise expressly provided in the terms of such class or series, the terms of the directors elected by such holders shall expire at the annual meeting of shareholders next succeeding their election.

(f) No director shall be personally liable to the Corporation or any of its shareholders for damages for breach of duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve a knowing violation of law, or (iii) for any transaction from which the director derived or received an improper personal benefit. Any repeal or modification of this Article FIFTH by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(g) In addition to the powers and authority herein prescribed or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except as otherwise provided in the BCA or this Amended and Restated Certificate of Incorporation.

SIXTH: (a) Meetings of shareholders may be held within or without the State of New Jersey, as the By-Laws may provide or as may be fixed by the Board of Directors pursuant to the authority granted in the By-Laws. The books of the Corporation may be kept (subject to any provision contained in the BCA) within or outside the State of New Jersey.

(b) Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders entitled to vote thereon and may not be effected by any consent in writing by the shareholders, other than (i) a consent in writing adopted by all shareholders entitled to vote thereon pursuant to Section 14A:5-6(1) of the BCA, or (ii) if authorized by the Board of Directors when fixing the voting powers of a class or series of Preferred Stock pursuant to Section (a) of Article FOURTH, a consent in writing adopted by a majority (or such higher provision as may be authorized by the Board of Directors) of the holders of such class or series with respect to a matter (if any) for which such class or series has a separate class vote pursuant to Sections 14A:5-6(1) or (2) of the BCA.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

EIGHTH: (a) With respect to shares of Common Stock and any shares of Preferred Stock voting together with the Common Stock as a class, the holders of a majority of the shares entitled to cast votes at a meeting of shareholders shall constitute a quorum at all meetings of the shareholders for the transaction of business.

(b) With respect to shares of any class or series of Preferred Stock not voting together as a class with the Common Stock, the holders of the number of shares specified by the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series of Preferred Stock shall constitute a quorum.

NINTH: The Board of Directors of the Corporation shall have the power to make, alter, amend and repeal the By-Laws (except so far as the By-Laws adopted by the shareholders shall otherwise provide). To the extent not inconsistent with this Amended and Restated Certificate of Incorporation, any By-Laws made by the Board of Directors under the powers conferred hereby may be altered, amended or repealed by the Board of Directors or by the shareholders.

The effective date of this Amended and Restated Certificate of Incorporation shall be January 22, 2015.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this 22nd day of January, 2015.

PRUDENTIAL FINANCIAL, INC.

By:
	Name:	Margaret M. Foran
	Title:	Chief Governance Officer, Vice President and Corporate Secretary

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